EXHIBIT 21.1

WESTWAY GROUP, INC.

SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Westway Terminal Company LLC	Delaware
Westway Terminal Cincinnati LLC	Delaware
Westway Feed Products LLC	Delaware
Sunnyside Feed LLC	Delaware
Westway International Holdings, Inc.	Delaware
Westway Holdings International, LLC	Delaware
Westway Netherlands Coöperatief U.A.	Netherlands
Westway Holdings Netherlands B.V.	Netherlands
Westway Terminals Nederland B.V.	Netherlands
Westway Holdings Korea Limited	Republic of Korea
Westway Terminals Korea Ltd	Republic of Korea
Westway Holdings Denmark ApS	Denmark
Westway Terminals Esbjerg ApS	Denmark
Westway Holdings Australia Pty Limited	Victoria, Australia
Westway (Australia) Pty Limited	New South Wales, Australia
Champion Liquid Feeds Pty Limited	New South Wales, Australia
Westway Holdings UK Limited	England & Wales, U.K.
Westway Terminals UK Ltd	England & Wales, U.K.
Westway Terminals Poland sp. z o.o.	Poland
Westway Hibernian Holdings Limited	Republic of Ireland
Westway Terminals Hibernian Limited	Republic of Ireland
Westway Terminal & Feed Products Canada Inc.	Alberta, Canada